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                      December 9, 2021

       Elliot Jordan
       Chief Financial Officer
       Farfetch Ltd
       The Bower, 211 Old Street
       London EC1V 9NR, United Kingdom

                                                        Re: Farfetch Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 4, 2021
                                                            File No. 001-38655

       Dear Mr. Jordan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services